UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2014

BIODEL INC.
(Exact name of registrant as specified in its charter)

Commission File Number 001-33451

Delaware (State or other jurisdiction of incorporation or organization)	90-0136863 (IRS Employer Identification Number)

100 Saw Mill Road Danbury, Connecticut (Address of principal executive offices)	06810 (Zip code)

(203) 796-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

On August 25, 2014, Biodel Inc. (the “Company”) announced the appointment of Gary G. Gemignani, age 49, as the Company’s Chief Financial Officer, effective September 15, 2014. In this position, Mr. Gemignani will serve as the Company’s principal financial officer and principal accounting officer, replacing Dr. Errol De Souza, who served in those roles on a temporary basis following the resignation of the Company’s prior Chief Financial Officer in May 2014. Dr. De Souza remains the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors.

From 2011 to 2013, Mr. Gemignani served as Chief Financial Officer and Executive Vice President of Champions Oncology, with responsibility for raising capital, investor relations and all financial operations. From 2010 to 2011, Mr. Gemignani was the Executive Vice President, Chief Operating Officer and Chief Financial Officer for Coronado Biosciences Inc., responsible for financial operations, strategic planning and business development activities. From 2006 to 2010, Mr. Gemignani served as the Executive Vice President, Chief Operating Officer and Chief Financial officer of Gentium S.P.A. Mr. Gemignani received a Bachelor's Degree in Accounting from St. Peter's College.

In connection with his appointment, Mr. Gemignani signed an employment agreement, dated August 21, 2014 (the “Employment Agreement”), setting forth the terms of his employment. The Employment Agreement provides for an annual base salary of $330,000 and eligibility for a target bonus of up to 35% of the annual base salary, which bonus may be increased or decreased in the sole judgment of the Company’s compensation committee. In addition, Mr. Gemignani will be granted options to purchase 160,000 shares of the Company’s common stock pursuant to the Company’s 2010 stock incentive plan. These options will vest over a four-year period, with 25% vesting on the first anniversary of the grant date, and 25% thereafter on the second, third and fourth anniversaries.

The Company may terminate the Employment Agreement with or without cause. Mr. Gemignani will not be entitled to severance benefits if the Company terminates his employment for cause, as defined in the Employment Agreement, or if he terminates his employment without good reason, as defined in the Employment Agreement. If we terminate Mr. Gemignani’s employment without cause, or he terminates his employment with us for good reason, he is entitled to:

•	a cash payment equal to the sum of 12 months of Mr. Gemignani’s then current base salary, or, in the event the termination occurs within 12 months following a change in control, as defined under the Company’s 2010 stock incentive plan, 18 months of Mr. Gemignani’s then current base salary, plus one and a half times the amount of Mr. Gemignani’s target annual bonus for the fiscal year in which he is terminated;
•	COBRA benefits until the earlier of the end of the 12th month after the date his employment with the Company ends or the date his COBRA coverage expires; and

•	12 months accelerated vesting of his outstanding equity compensation awards, or, in the event the termination occurs within 12 months following a change in control, full vesting of his outstanding equity awards.

Pursuant to the terms of the Employment Agreement, if the Company terminates Mr. Gemignani’s employment with or without cause, or he terminates his employment for good reason, he agrees not to compete with the Company for 12 months following the termination of his employment with the Company, or, in the event the termination occurs within 12 months following a change in control, for 18 months following the termination of his employment. If Mr. Gemignani resigns without good reason, he agrees not to compete with the Company for six months.

           In order to receive the severance benefits described above, Mr. Gemignani must deliver a general release of claims to the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2014		BIODEL INC.

	By:	/s/ Paul S Bavier
Paul S Bavier, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment agreement, dated August 21, 2014, between Biodel Inc. and Gary G Gemignani.